EXHIBIT 10.bn

ASSET PURCHASE AGREEMENT

dated as of March 4, 2002

by and among

SBS TECHNOLOGIES, INC., CONNECTIVITY PRODUCTS,

SBS TECHNOLOGIES, INC.

and

INTRUSION INC.

with respect to certain assets of its Essential Communications Division

TABLE OF CONTENTS

               This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

i

TABLE OF CONTENTS (CONTINUED)

TABLE OF CONTENTS (CONTINUED)

ANNEXES
Annex A	Definitions and Rules of Incorporation
EXHIBITS
Exhibit A	General Assignment and Bill of Sale
Exhibit B	Intellectual Property Bill of Sale
Exhibit C	Assumption Agreement
SELLER DISCLOSURE SCHEDULE
Schedule 1.1(a)	Inventory
Schedule 1.1(b)	Equipment
Schedule 1.1(c)	Contracts
Schedule 1.1(e)	Intellectual Property
Schedule 1.1(f)	Business Licenses
Schedule 2.3	No Conflicts
Schedule 2.4	Governmental Approvals and Filings
Schedule 2.5(a)	Division Financial Statements
Schedule 2.5(b)	No Material Adverse Effect
Schedule 2.5(c)	No Material Liabilities
Schedule 2.7	Legal Proceedings
Schedule 2.8	Compliance with Laws and Orders
Schedule 2.10	Intellectual Property
Schedule 2.11	Contracts
Schedule 2.12	Licenses
Schedule 2.14	Affiliate Transactions
Schedule 7.6	Third Party Consents
PURCHASER DISCLOSURE SCHEDULES
Schedule 3.3	No Conflicts
Schedule 3.4	Governmental Approvals and Filings
Schedule 5.2	Retained Employees
Schedule 6.6	Third Party Consents

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of March 4, 2002 is made and entered into by and between SBS Technologies, Inc., Connectivity Products, a Minnesota corporation (“Purchaser”), SBS Technologies, Inc., a New Mexico corporation (“Parent”), and Intrusion Inc., a Delaware corporation (“Seller”).

PRELIMINARY STATEMENTS

     A.     Seller, through its Essential Communications Division (the “Division”), is engaged in the business of designing, developing, manufacturing, marketing and distributing high-performance network solutions products and services (the “Business”).

     B.     Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain assets of Seller relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain specific liabilities of Seller relating to the Business, all on the terms set forth herein.

     C.     Capitalized terms used in this Agreement are defined or indexed in Annex A for the convenience of the reader and in order to eliminate the need for cross reference. Annex A is incorporated herein by this reference.

STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE OF ASSETS AND CLOSING

     Section 1.1 Assets. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to Purchaser, and Purchaser hereby agrees to purchase free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under the following Assets and Properties owned, held or used by Seller solely in connection with the Business, except to the extent such Assets and Properties constitute Excluded Assets, as the same shall exist on the Closing Date (collectively, the “Acquired Assets”):

     (a)  Inventory. All inventories of raw materials, work-in-process, finished goods, supplies, parts and other accessories listed in Section 1.1(a) of the Seller Disclosure Schedule (collectively, the “Inventory”);

     (b)  Equipment. All furniture, fixtures, equipment, machinery and other tangible personal property (other than Inventory) listed in Section 1.1(b) of the Seller Disclosure Schedule (collectively, the “Equipment”);

     (c)  Business Contracts. To the extent their transfer is permitted under the terms thereof, all Contracts listed in Section 1.1(c) of the Seller Disclosure Schedule (collectively, the “Business Contracts”);

     (d)  Prepaid Expenses. All prepaid expense deposits and retentions held by third parties relating solely to the conduct of the Business, other than security deposits deposited by Seller under real property leases;

     (e)  Proprietary Rights. All Intellectual Property listed in Section 1.1(e) of the Seller Disclosure Schedule, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models and certificates of invention, designs (including, without limitation, graphics and label and artistic designs), names for the Business, trade secrets, technical information, franchises, franchise rights, suppliers, subcontractors and customer lists together with the goodwill associated therewith, pricing and cost information, business and marketing plans and proposals, product designs, product packaging, business and product names, logos, rights of publicity, improvements, processes, techniques, formulae, compositions, specifications, technology, methodologies, computer software (including all source code and object code), firmware, flow charts, annotations, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical, manufacturing and engineering information, specifications, technical drawings, research and development, know-how, the right to sue for past infringement, if any, in connection with any of the foregoing, all documents, disks, records, files and other media on which any of the foregoing is stored, and other proprietary rights used solely in the conduct of the Business or allocated to Purchaser pursuant to Section 1.1(f) (collectively, the “Proprietary Rights”);

     (f)  Licenses. To the extent their transfer is permitted under the terms thereof or under applicable Laws, all Licenses utilized solely in the conduct of the Business and listed in Section 1.1(f) of the Seller Disclosure Schedule (the “Business Licenses”);

     (g)  Books and Records. All Books and Records used solely in the conduct of the Business or otherwise relating solely to the Acquired Assets, other than the minute books, stock transfer books and corporate seal of Seller (the “Business Books and Records”); provided, that to the extent any of the Business Books and Records are items susceptible to duplication and are either (x) used in connection with any of Seller’s businesses other than the Business or (y) are required by Law to be retained by Seller, Seller may deliver photostatic copies or other reproductions from which, in the case of Business Books and Records referred to in clause (x), information solely concerning Seller’s businesses other than the Business has been deleted.

     (h)  All rights under express or implied warranties from suppliers or manufacturers of the Inventory or Equipment.

     (i)  All of Seller’s causes of action, judgments, and claims or demands of whatever kind or description arising out of or relating solely to the Acquired Assets.

     (j) All goodwill associated solely with the Acquired Assets.

     (k)  All Nondisclosure Agreements related to the Business (including without limitation those related to the proposed sale of the Business or its Assets and Properties).

     Section 1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Seller (the “Excluded Assets”) shall be excluded from and shall not constitute Acquired Assets:

     (a)  Cash and Cash Equivalents. Cash, commercial paper, securities, investments, money market, savings and checking accounts, certificates of deposit and other bank deposits or accounts with other financial institutions, treasury bills and other cash equivalents;

     (b)  Insurance. All insurance policies relating to the operation of the Business or the Acquired Assets, or the directors, officers or employees of Seller;

     (c)  Employee Benefit Plans. All Benefit Plans and assets owned or held thereby;

     (d)  Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in the conduct of Seller’s business, including the Business, and any security agreements or collateral securing repayment or other satisfaction of such accounts receivable, notes, bonds or other evidences of Indebtedness, including any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith;

     (e)  Tax Refunds. All refunds or credits, if any, of Taxes due to or from Seller;

     (f)  Real Property. Any real property owned, leased or used by Seller;

     (g)  Corporate Records. The minute books, stock transfer books and corporate seal of Seller;

     (h)  Litigation Claims. Any rights (including indemnification), claims and recoveries under litigation of Seller against third parties arising out of or relating to events prior to the Closing Date;

     (i)  Excluded Obligations. The rights of Seller in, to and under all Contracts of any nature, the obligations of Seller under which expressly are not assumed by Purchaser pursuant to Section 1.3;

     (j)  Third Party Assets. Assets and Properties owned by third parties (other than Assets and Properties underlying Business Licenses, subject to the terms and conditions thereof);

     (k) VIEO Contract. Seller’s Contract dated August 7, 2000 with Power Micro Research, Inc., d/b/a VIEO, and all of Seller’s rights and benefits thereunder.

     (l)  Excluded Proprietary Rights. All Proprietary Rights of Seller not used solely in connection with the conduct of the Business as currently conducted by Seller, including, without limitation, any right to use or exploit the names, trademarks (including any service marks) or trade names “Intrusion”, “SecureCom,” “SecureNet PRO,” “KANE,” “ODS Networks,” “Perimeter Defense System (PDS),” “SecurityAnalyst,” “SecureEnterprise,” “SecureNet Gig,” “SecureNet Provider” or any derivation thereof or the Intrusion logo, any derivation thereof, or any goodwill associated with any of the foregoing in any jurisdiction of the world; provided that to the extent any Proprietary Rights are used by or for the benefit of Seller’s business other than the Business, the parties shall negotiate and promptly allocate such Proprietary Rights between the Business and such other businesses in a fair and equitable manner that is reasonably acceptable to the parties and (i) those allocated to the Business shall be transferred to Purchaser as Acquired Assets and Seller shall receive a perpetual, royalty—free, transferable, irrevocable, indefeasible and non-exclusive license that is reasonably satisfactory to the parties allowing Seller to continue to use such Proprietary Rights in the conduct of such other businesses, and (ii) with respect to those allocated to Seller, Purchaser shall receive a perpetual, royalty-free, transferable, irrevocable, indefeasible and non-exclusive license that is reasonably satisfactory to the parties allowing Purchaser to use such Proprietary Rights in the conduct of the Business;

     (m)  Other Seller Assets. All other Assets and Properties owned, held or used by Seller not used solely in the conduct of the Business or not specifically included in the definition of Acquired Assets, including, without limitation, Assets and Properties (including Inventory, Equipment and Proprietary Rights) used by Seller (whether in whole or in part) (i) for the design, development, manufacture, marketing or distribution of its intrusion detection and security products and services; (ii) to fulfil orders from customers placed with Seller prior to the Closing Date; and (iii) to provide maintenance and support to Seller’s maintenance customers to the extent the agreements governing the same are not assumed by Purchaser; and

     (n)  Seller’s Rights. Seller’s rights under this Agreement.

     Section 1.3 Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Acquired Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees to assume, pay, perform and discharge, and Parent hereby agrees to guarantee such assumption, payment, performance and discharge by Purchaser, when due those Liabilities of Seller arising out of, related to, or in connection with the ownership, operation, utilization or maintenance of the Acquired Assets (the “Assumed Liabilities”), listed below:

     (a)  Obligations under Contracts and Licenses. All Liabilities of Seller under the Business Contracts and Business Licenses arising and to be performed on or after the Closing Date, but excluding any such Liabilities arising or to be performed prior to the Closing Date;

     (b)  Returned Goods. (i) Up to an aggregate of $50,000 of Seller’s Liabilities for replacement of, or refund for, damaged, defective or returned goods incurred within 12 months of the date any such good was sold by Seller, and (ii) all of such Liabilities thereafter, in each case to the extent such goods are subject to full return privileges from the supplier thereof;

     (c)  Product Liabilities. All Liabilities arising out of claims of third parties for damage or injury suffered as the result of defective products sold by Purchaser after the Closing Date, except that the Purchaser assumes no liability for claims arising out of the negligent or intentional acts of Seller or its employees or agents or for products that do not relate to the Acquired Assets;

     (d)  Taxes. All Taxes relating to the ownership, operation, utilization or maintenance of the Acquired Assets accruing from and after the Closing Date;

     (e)  Deferred Revenue Obligations. All of Seller’s deferred revenue obligations associated with the Business Contracts (the “Deferred Revenue Obligations”); and

     (f)  Trade Payables. All trade payables arising out of or related to the operation of the Business or the ownership, operation, utilization or maintenance of the Acquired Assets which accrue on or after the Closing Date, but excluding such trade payables that were otherwise due and payable or accrued by Seller prior to the Closing Date.

     Section 1.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume, Parent shall not guarantee, and neither Purchaser nor any Affiliate of Purchaser shall be deemed to have assumed or guaranteed, any other Liabilities of Seller or any of its Affiliates, including, without limitation, any Liabilities arising out of or related to the ownership, operation, utilization or maintenance of the Acquired Assets prior to the Closing Date and any liabilities of Seller under, associated with or arising out of the Contract specified in Section 1.2(k), any refunds due to customers who do not agree to assignment of Business Contracts and terminate such Business Contracts, and any Liabilities for employment compensation, claims, or benefits for employees or contractors of the Division before Closing other than the Accrued Vacation Obligations of the Retained Employees (collectively the “Excluded Liabilities”).

     Section 1.5 Purchase Price. The aggregate purchase price for the Acquired Assets and the covenant of Seller contained in Section 4.6 is $1,000,000 (the “Purchase Price”), payable in immediately available United States funds at the Closing in the manner provided in Section 1.7, and the assumption of the Assumed Liabilities.

     Section 1.6 Allocation of Purchase Price. As soon as practicable after the Closing Date, Purchaser or Parent shall determine the allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets and the covenants of Seller set forth in Section 4.6, which such allocation shall be reasonably acceptable to Seller. Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to prepare and file Form 8594 with its Federal income Tax Return, if any, consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any Action or Proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

     Section 1.7 Closing. The Closing will take place at the offices of Parent at 2400 Louisiana Boulevard NE, AFC Building 5, Albuquerque, New Mexico 87110 or at such other place as the parties mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser or Parent will pay the Purchase Price by wire transfer of immediately available funds in United States dollars to the account(s) designated by Seller. Simultaneously, (a) Seller will assign and transfer to Purchaser good and valid title in and to the Acquired Assets (free and clear of all Liens, other than Permitted Liens) as evidenced by the delivery of (i) a General Assignment and Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), (ii) an Intellectual Property Bill of Sale substantially in the form attached hereto as Exhibit B (the “IP Bill of Sale”), together with executed forms and applications as required by the U.S. Patent and Trademark Office, to effect and document the transfer of title to the Intellectual Property described in Section 1.1(e) of the Seller Disclosure Schedule to Purchaser (except to the extent identified as “abandoned” on such schedule), and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser’s counsel, as shall be effective to vest in Purchaser good title to the Acquired Assets; and (b) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Liabilities, and Parent shall guarantee such payment, performance and discharge, as evidenced by delivery of (i) an Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assumption Agreement,” and together with the Bill of Sale and IP Bill of Sale, the “Operative Documents”) and (ii) such other good and sufficient instruments of assumption or guarantee, in form and substance reasonably acceptable to Seller’s counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities and Parent to guarantee such assumption. At the Closing, there shall also be delivered to Seller and Purchaser the certificates and other contracts, documents and instruments required to be delivered under Articles VI and VII.

     Section 1.8 Further Assurances; Post-Closing Cooperation.

     (a)  Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at Purchaser’s or Parent’s request and without further consideration, Seller shall execute and deliver to Purchaser or Parent, as applicable, such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser or Parent, as applicable, may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Acquired Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Acquired Assets and to assist Purchaser or Parent, as applicable, in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement.

     (b)  Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at Seller’s request and without further consideration, Purchaser and Parent shall execute and deliver to Seller such other instruments of transfer, assumption, guarantee and confirmation, provide such materials and information and take such other action as Seller may reasonably deem necessary or desirable for Purchaser to assume all of the Assumed Liabilities from the Seller and Parent to guarantee such assumption and otherwise to cause Purchaser and Parent to fulfill their respective obligations under this Agreement.

     (c)  Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the Books and Records relating to the Acquired Assets and the Business in its possession with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns; (ii) the determination or enforcement of rights and obligations under this Agreement; (iii) compliance with the requirements of any Governmental or Regulatory Authority; (iv) the determination or enforcement of the rights and obligations of any Indemnified Party; or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such Books and Records unless such party shall first offer in writing to surrender such Books and Records to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

     (d)  If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Acquired Assets not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other party, such other party shall use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by such party in accordance with this paragraph shall be held confidential by such party in accordance with Section 11.5.

     (e)  Notwithstanding anything to the contrary contained in this Section 1.8, if the parties are in an adversarial relationship in any Action or Proceeding, the furnishing of information, documents or records in accordance paragraph (c) of this Section shall be subject to applicable rules relating to discovery.

     (f)  Purchaser and Seller shall cooperate in convincing each of the Retained Employees to accept employment with Purchaser effective as of the Closing.

     (g)  Purchaser shall deliver or pay over to Seller any monies or payments Purchaser receives from customers in payment of invoices or maintenance contracts that are reflected in the accounts receivable of Seller retained by Seller pursuant to Section 1.2(d) on the Closing Date and any other deposits or monies relating to the Excluded Assets, within 15 business days after receipt of such payments by Purchaser, and Parent hereby guarantees such payment and delivery by Purchaser. Seller shall deliver or pay over to Purchaser any other monies or payments received by Seller relating to the ownership, operation, utilization, maintenance or management of the Business or the Acquired Assets not covered by the foregoing sentence, within 15 business days after receipt of such payments by Seller.

     Section 1.9 Third-Party Consents. To the extent that any Business Contract or Business License is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller, Purchaser and Parent shall use commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Business Contract or Business License to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller shall cooperate with Purchaser and Parent in any reasonable arrangement designed to provide to Purchaser the benefits intended to be assigned to Purchaser under the relevant Business Contract or Business License, including enforcement at the cost and for the account of Purchaser and Parent of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 1.3 or otherwise with respect to any such Business Contract or Business License. The provisions of this Section 1.9 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 6 has not been fulfilled.

     Section 1.10 Insurance Proceeds. If any of the Acquired Assets is destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be an Acquired Asset. At the Closing, Seller shall pay or credit to Purchaser any such insurance proceeds or condemnation awards received by it on or prior to the Closing and shall assign to or assert for the benefit of Purchaser all of its rights against any insurance companies, Governmental or Regulatory Authorities and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by Seller and its Affiliates, predecessors and successors in respect of any Assumed Liabilities, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, Seller shall cause such insurance to be applied toward the payment of such Assumed Liabilities. The provisions of this Section 1.10 shall not affect the right of Purchaser and Parent not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 6 has not been fulfilled or if Purchaser deems, in its sole discretion, that the destroyed or damaged Acquired Asset was significant to its benefit of the bargain under this Agreement.

     Section 1.11 Bulk Sales Act. The parties agree not to comply with the bulk transfer provisions of any jurisdiction in which any of the Acquired Assets are located.

     Section 1.12 Sale and Transfer Taxes. Except for the Assumed Liabilities or as provided in Section 1.13, neither Purchaser nor Parent shall have any liability or obligation to Seller or Seller’s creditors or to others, growing out of or arising from the sale by Seller of the Acquired Assets to Purchaser under the provisions of this Agreement or any Tax liabilities (including title transfer fees) attributable to the sale of the Acquired Assets. Any Taxes and any transfer, recording or similar fees and charges arising out of or in connection with the transfer of the Acquired Assets shall be borne by Seller. Notwithstanding the foregoing, Purchaser and Parent (if applicable) shall be liable for the payment of any sales Taxes attributable to the resale of the Acquired Assets by Purchaser or Parent and any income or franchise taxes owed by Purchaser or Parent.

     Section 1.13 Tax Returns. Seller shall properly file Tax Returns that Seller is required by any applicable Law of the United States to file with respect to Taxes relating to the Acquired Assets arising in or related to periods through the Closing and shall pay all such Taxes when due. Purchaser and Parent shall properly file Tax Returns that Purchaser and Parent are required to file under any applicable Law with respect to Taxes relating to the Acquired Assets accruing in periods after the Closing Date and shall pay all such Taxes when due.

     Section 1.14 Reimbursement of Lease Obligations. In addition to the payment of the Purchase Price, and notwithstanding Section 1.2(f), within fifteen (15) days after receiving an invoice from Seller for such amounts, Purchaser will pay Seller the fixed sum of $700 per day as reimbursement for Seller’s rental payments and payments for utilities, maintenance, taxes or other expenses (other than expenses due to Seller’s default thereunder) incurred by Seller under or in connection with its real property lease relating to the real property (and its occupation thereof) commonly referred to as 1551 Mercantile Avenue N.E., Suite A, Albuquerque, New Mexico 87107 where Seller currently conducts the Business (the “Division Lease”) and maintains the Acquired Assets, for a period ending on the earlier to occur of (i) the date two (2) months following the Closing Date and (ii) the date Purchaser vacates such facility (the “Transition Lease Period”), and Parent hereby guarantees such payments by Purchaser. Subject to applicable Laws and the terms and conditions of the Division Lease, Seller shall give Purchaser and its representatives access to such facilities to operate the Business during the Transition Lease Period.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser and Parent that the following are true at the date of this Agreement, except if and solely to the extent disclosed on the Seller Disclosure Schedule, as follows:

     Section 2.1 Corporate Existence of Seller. Seller is a corporation validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Acquired Assets.

     Section 2.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Operative Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer the Acquired Assets pursuant to this Agreement and the Operative Documents. The execution and delivery by Seller of this Agreement and each of the Operative Documents to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Seller, no other corporate action on the part of Seller or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Operative Documents to which it is a party, such Operative Documents will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally or (b) the effect of rules of law governing the availability of equitable remedies.

     Section 2.3 No Conflicts. The execution and delivery by Seller of this Agreement and the Operative Documents to which it is a party do not, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

     (a)  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller;

     (b)  subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.3 of the Seller Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Operative Documents or to have a Material Adverse Effect on the Condition of the Business or (ii) as would occur solely as a result of the legal or regulatory status of Purchaser or any of its Affiliates); or

     (c)  except as disclosed in Section 2.3 of the Seller Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Condition of the Business or to adversely affect the ability of Seller to consummate the transactions contemplated hereby or by any such Operative Documents or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon, any of the Acquired Assets, any Business Contract or Business License or any Contract by which any of the Acquired Assets is bound.

     Section 2.4 Governmental Approvals and Filings. Except as disclosed in Section 2.4 of the Seller Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority in the United States on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any of such Operative Documents or to perform its obligations hereunder or thereunder, or to have a Material Adverse Effect on the Condition of the Business, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

     Section 2.5 Financial Statements and Condition.

     (a)  The audited consolidated financial statements and unaudited consolidated financial statements of Seller (including any related notes or schedules thereto) included (or incorporated by reference) in any registration statement, report, schedule, definitive proxy statement or other document which Seller was required to file with the SEC since

January 1, 2000 (the “Seller Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the respective dates, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Seller Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Seller and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). The unaudited balance sheets and statements of income and cash flows of the Division for the immediately past two calendar years, attached as Section 2.5(a) of the Seller Disclosure Schedule (the “Division Financial Statements”), were prepared in accordance with GAAP, other than the absence of footnotes, applied on a consistent basis throughout the periods covered thereby, and present fairly, in all material respects, the financial condition of the Division as of their respective dates and the results of operations for those respective periods.

     (b)  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since September 30, 2001, there has not been any Material Adverse Effect on the Condition of the Business, other than those disclosed in Section 2.5(b) of the Seller Disclosure Schedule.

     (c)  Since September 30, 2001, except as disclosed in Section 2.5(c) of the Seller Disclosure Schedule or any other Section of the Seller Disclosure Schedule, Seller has not incurred any Liabilities which in the aggregate are material to the Condition of the Business, other than Liabilities incurred in the ordinary course of business.

     Section 2.6 Taxes. The Acquired Assets are not subject to any Liens for Taxes, except Liens for current Taxes not yet due and payable.

     Section 2.7 Legal Proceedings. Except as disclosed in Section 2.7 of the Seller Disclosure Schedule (with paragraph references corresponding to those set forth below):

     (a)  there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller with respect to the Business or any of the Acquired Assets which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Documents or (ii) individually or in the aggregate with other such Actions or Proceedings, to have a Material Adverse Effect on the Condition of the Business; and

     (b)  there are no Orders outstanding against Seller which, individually or in the aggregate with other such Orders, could reasonably be expected to have a Material Adverse Effect on the Condition of the Business.

     Section 2.8 Compliance With Laws and Orders. To the Knowledge of Seller, except as disclosed in Section 2.8 of the Seller Disclosure Schedule, Seller is not in violation of or in default under any Law or Order applicable to the Business or the Acquired Assets the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to have a Material Adverse Effect on the Condition of the Business.

     Section 2.9 Title and Condition of Tangible Assets. Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Acquired Assets free and clear of all Liens, other than Permitted Liens. To the Knowledge of Seller, all of the tangible Acquired Assets are, in all material respects, in good working order and condition, ordinary wear and tear excepted.

     Section 2.10 Intellectual Property. To the knowledge of Seller, Seller owns, or is validly licensed or otherwise has the right to use (or in the case of applications pertaining to the Intellectual Property, has applied for the right to use) any and all Proprietary Rights. To the knowledge of Seller (without any special investigation or patent search), except as disclosed in Section 2.10 of the Seller Disclosure Schedule, (i) there are no restrictions on the direct or indirect transfer of any Business Contract, or any interest therein, held by Seller in respect of such Proprietary Rights, (ii) Seller is not, nor (without regard to the foregoing “Knowledge of Seller” qualifier) has it received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Contract to use such Proprietary Rights and (iii) such Proprietary Rights are not being infringed by any other Person. Seller has not received written notice that Seller is infringing any Proprietary Rights of any other Person in connection with the conduct of the Business, and, to the Knowledge of Seller, no claim is pending or has been made to such effect that has not been resolved and no basis exists for any such claim. Other than “off-the-shelf” or “shrink wrap” licenses, the software licenses listed on Schedule 2.10 of the Seller Disclosure Schedule are the only software licenses material to the operation of the Business as currently conducted by Seller.

     Section 2.11 Contracts. Each Business Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Seller and, to the Knowledge of Seller, of each other party thereto. Except as disclosed in Section 2.11 of the Seller Disclosure Schedule, neither Seller nor, to the Knowledge of Seller, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

     Section 2.12 Licenses. Section 1.1(f) of the Seller Disclosure Schedule contains a true and complete list of all of the Business Licenses, setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of all such Business Licenses. Except as disclosed in Section 2.12 of the Seller Disclosure Schedule:

(i)	Seller owns or validly holds all such Business Licenses;

(ii)	each such Business License is valid, binding and in full force and effect; and

(iii)	to the Knowledge of Seller, Seller is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Business License.

     Section 2.13 Insurance. Seller has policies of insurance and bonds insuring the Acquired Assets against the risks involved in the conduct of the Business and the ownership of the Acquired Assets which, to the Knowledge of Seller, are of the types and in the amounts customarily carried by Persons similar in size to Seller conducting the Business or owning assets similar to the Acquired Assets. There is no material claim pending under any such policies or bonds relating to the Business or the Acquired Assets as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and Seller has not received any written notice of cancellation or termination in respect of any such policy and is not in default thereunder in any material respect; provided, that nothing in this Section 2.13 shall require Seller to maintain any insurance with respect to the Business or the Acquired Assets after the Closing.

     Section 2.14 Affiliate Transactions. Except as disclosed in Section 2.14 of the Seller Disclosure Schedule, no officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used in connection with the Business which are individually or in the aggregate material to the Condition of the Business. Except as disclosed in Section 2.14 of the Seller Disclosure Schedule, each of the transactions listed in Section 2.14 of the Seller Disclosure Schedule is engaged in on an arm’s-length basis.

     Section 2.15 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

     Section 2.16 No Fraudulent Conveyance. The making by Seller of the transfers and the incurring by Seller of the obligations contemplated by this Agreement (i) are not being made or incurred with the intent to hinder, delay or defraud any creditor of Seller, (ii) are not being made or incurred without receiving from Purchaser a reasonably equivalent value in exchange for the sale of the Acquired Assets, (iii) are not being made or incurred while Seller is engaged in or about to engage in a business or transaction for which its remaining assets are unreasonably small in relation to the business or transaction, (iv) are not being made or incurred while Seller intends to incur, or believes that it may incur, debts beyond its ability to pay as they become due, (v) will not result in the debts of Seller becoming greater than all of its respective assets at fair valuation, and (vi) will not result in Seller becoming unable to pay its respective debts as they become due.

     Section 2.17 No Bankruptcy or Insolvency Filing. Seller has not filed or brought, and does not contemplate bringing or filing, any petition or action seeking relief from creditors, or its own reorganization, dissolution, bankruptcy or insolvency, and no other person or entity has filed, or to the Knowledge of Seller, threatened to file or bring any such petition or action against Seller.

     Section 2.18 Inventory. The Inventory as carried on the Division’s Financial Statements (net of the reserves for obsolescence) is current and in good and merchantable condition.

     Section 2.19 Backlog. At Closing, the Business will have a backlog of orders of not less than $100,000 and, during the immediately preceding two months, no orders have been accelerated or shipped except as required by the applicable purchase order.

     Section 2.20 Division Lease Payments. Seller is current in its payment of rent and all other obligations due or payable under the Division Lease.

     Section 2.21 Title Retention Agreements. To the Knowledge of Seller, Seller is not in default under any retention of title agreements with suppliers of the Division.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

     Purchaser and Parent, jointly and severally, hereby represents and warrants to Seller that the following are true at the date of this Agreement, except if and solely to the extent disclosed on the Purchaser Disclosure Schedule, as follows:

     Section 3.1 Corporate Existence. Purchaser is a corporation validly existing and in good standing under the State of Minnesota and has full corporate power and authority and to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Parent is a corporation validly existing and in good standing under the State of New Mexico and has full corporate power and authority and to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties.

     Section 3.2 Authority. Each of Purchaser and Parent has full corporate power and authority to enter into this Agreement and each of the Operative Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, to purchase the Acquired Assets and assume or guarantee, as applicable, the Assumed Liabilities pursuant to this Agreement and the Operative Documents. The execution and delivery by Purchaser and Parent of this Agreement and each of the Operative Documents to which each is a party and the performance by Purchaser and Parent of their respective obligations hereunder and thereunder have been duly and validly authorized by their respective Board of Directors, no other corporate action on the part of Purchaser, Parent or their respective stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and Parent and constitutes, and upon execution and delivery of the Operative Documents to which each is a party, such Operative Documents will constitute, legal, valid and binding obligations of Purchaser and Parent enforceable against Purchaser and Parent in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally or (b) the effect of rules of law governing the availability of equitable remedies.

     Section 3.3 No Conflict. The execution and delivery by Purchaser and Parent of this Agreement and each of the Operative Documents to which each is a party do not, the performance by Purchaser and Parent of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

     (a)  conflict with or result in a violation or breach of any of the terms, conditions or provisions of their respective certificate of incorporation or bylaws;

     (b)  subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.3 to the Purchaser Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or Parent or any of their respective Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Operative Documents); or

     (c)  except as disclosed in Section 3.3 to the Purchaser Disclosure Schedule, or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser or Parent to consummate the transactions contemplated hereby or by any of such Operative Documents or to perform their respective obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Purchaser or Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

     Section 3.4 Governmental Approvals and Filings Except as disclosed in Section 3.4 of the Purchaser Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser or Parent is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser or Parent to consummate the transactions contemplated by this Agreement or any of such Operative Documents or to perform its obligations hereunder or thereunder.

     Section 3.5 Legal Proceeding. There are no Actions or Proceedings pending or, to the knowledge of Purchaser or Parent, threatened against, relating to or affecting Purchaser or Parent or any of their respective Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Documents.

     Section 3.6 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser and Parent directly with Seller without the intervention of any Person on behalf of Purchaser or Parent in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

     Section 3.7 Available Funds. Purchaser and/or Parent has sufficient cash and/or credit facilities (and has provided Seller with evidence thereof), to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Operative Documents.

ARTICLE IV
COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser and Parent that, at all times from and after the date hereof until the Closing and in the case of Section 4.6 for the period specified therein, Seller will comply with all covenants and provisions of this Article IV, except to the extent Purchaser or Parent may otherwise consent in writing.

     Section 4.1 Regulatory and Other Approvals. Seller will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby, including without limitation those described in Sections 2.3 and 2.4 of the Seller Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser and Parent in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser or Parent to consummate the transactions contemplated hereby. Seller will provide prompt notification to Purchaser and Parent when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

     Section 4.2 Investigation by Purchaser. Seller will (a) provide Purchaser, Parent and their respective officers, employees, counsel, accountants, financial advisors, consultants and other representatives with full access, upon reasonable prior notice and during normal business hours, to the officers and employees of Seller who have any responsibility for the conduct of the Business, to Seller’s accountants and to the Acquired Assets, but only to the extent that such access does not unreasonably interfere with the Business or any other business conducted by Seller and (b) furnish Purchaser, Parent and such other Persons with all such information and data (including without limitation copies of the Business Contracts, Business Licenses and other Business Books and Records) concerning the Business, the Acquired Assets and the Assumed Liabilities as Purchaser, Parent or any of such other Persons reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Seller or by which any of its Assets and Properties is bound (in which case Seller will use commercially reasonable efforts to obtain permission for disclosure to Purchaser or Parent, as applicable).

     Section 4.3 No Solicitations. Subject to the duties imposed by applicable Law, Seller will not take, nor will it permit any Affiliate of Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Business or permitting access to the Acquired Assets or Business Books and Records) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Acquired Assets other than (i) Purchaser or its Affiliates or (ii) any other Person who has proposed any Business Combination to which Seller or any Affiliate of Seller is a party and which indirectly involves the Acquired Assets, provided that the Person making the proposal expressly recognizes the rights of Purchaser hereunder in a written instrument reasonably satisfactory to Purchaser.

     Section 4.4 Conduct of Business. Seller will operate the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller will use commercially reasonable efforts, to the extent the officers of Seller believe such action to be in Seller’s best interest or the best interest of the Business, to (a) maintain the Acquired Assets in their current condition, ordinary wear and tear excepted and (b) maintain their relationships with key suppliers, customers, distributors, licensors, licensees and other Persons in connection with the Business. Notwithstanding the foregoing, Seller may inform its suppliers, customers, distributors, licensors, licensees and other Persons that it is no longer actively engaged in the Business.

     Section 4.5 Certain Restrictions. Seller will refrain from:

     (a)  other than transfers (including, acquisitions and dispositions of Inventory and Equipment and nonexclusive licenses of Proprietary Rights included in Inventory and Equipment) on commercially reasonable terms in the ordinary course of business, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Acquired Assets;

     (b)  entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Business Contract or any Business License;

     (c)  engaging with any Person in any Business Combination which directly involves the Acquired Assets, unless such Person agrees in a written instrument to adopt and comply with the terms and conditions of this Agreement as though such Person was an original signatory hereto;

     (d)  engaging in any transaction individually or in the aggregate with other such transactions material to the Condition of the Business with any officer, director, Affiliate or Associate of Seller, or any Associate of any such officer, director or Affiliate, outside the ordinary course of business other than on an arm’s-length basis;

     (e)  except as contemplated by Section 4.8, hiring or terminating any Retained Employees or entering into or revising any employment agreements with Retained Employees;

     (f)  shipping product before the usual and ordinary time; and

     (g)  entering into any Contract to do or engage in any of the foregoing.

     Section 4.6 Noncompetition.

     (a)  Seller will, for a period of three (3) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

(i)	causing or attempting to cause (A) any client, customer or supplier of the Business to terminate, discontinue or reduce its business with Purchaser or any of its Affiliates (provided that nothing in this clause (i)(A) shall expand Seller’s obligations in Section 4.4) or (B) any officer, employee or consultant of Purchaser or any of its Affiliates engaged in the Business to resign or sever a relationship with Purchaser or any of its Affiliates, other than actions taken by Seller as a result of such Person’s (1) affirmative response to a general recruitment effort carried out through public solicitation or a general solicitation or (2) own initiative;

(ii)	disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Business or any client, customer or supplier of the Business; or

(iii)	participating or engaging in, or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, a business substantially similar to or directly competing with the Business other than Seller’s (A) design, development, manufacture, marketing and distribution of products and services involving (directly or indirectly) Excluded Assets (B) ownership of five percent (5%) or less of any class of securities of a Person engaged in the Business which are registered under the Securities Act of 1933, as amended; (C) design, development, manufacture, marketing and distribution of intrusion detection and other security products and services; and (D) sales of Excluded Assets.

     (b)  The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

     (c)  The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

     Section 4.7 Payment of Division Lease Obligations. Seller shall pay when due all rental payments and other payment obligations under the Division Lease during the Transition Lease Period.

     Section 4.8 Consent to Employment. As and to the extent necessary to permit the Retained Employees and Henry Casias and each of them to accept employment with Parent, to engage in the Business and to exploit the Acquired Assets for commercial purposes, Seller, for itself and its Affiliates, hereby waives such rights as it may have under or by virtue of any employment agreement, offer letter or other arrangement with such Persons.

     Section 4.9 Fulfillment of Conditions. Seller will execute and deliver at the Closing each Operative Document that Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE V
COVENANTS OF PURCHASER AND PARENT

     Purchaser and Parent, jointly and severally, covenant and agree with Seller that, at all times from and after the date hereof until the Closing, Purchaser and Parent (if applicable) will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent in writing.

     Section 5.1 Regulatory and Other Approvals. Purchaser and Parent will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser or Parent to consummate the transactions contemplated hereby, including without limitation those described in Sections 3.3 and 3.4 to the Purchase Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller to consummate the transactions contemplated hereby. Purchaser or Parent, as applicable, will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

     Section 5.2 Retained Employees. Effective as of the Closing Date, Parent shall offer those employees of the Seller engaged in the Business identified on Section 5.2 of the Purchaser Disclosure Schedule (collectively, the “Retained Employees”) employment with Parent on such terms, including position and salary, as Parent may deem acceptable; provided, however, that nothing in this Section 5.2 or elsewhere in this Agreement shall obligate Parent to hire any employees of Seller. Parent shall offer Retained Employees vacation time approximately equal to the Accrued Vacation Obligations.

     Section 5.3 Fulfillment of Conditions. Purchaser and Parent will execute and deliver at the Closing each Operative Document that each is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT

     The obligations of Purchaser and Parent hereunder to purchase the Acquired Assets and to assume and pay, perform and discharge the Assumed Liabilities (or guarantee such payment, performance and discharge, as applicable) are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Parent in its sole discretion):

     Section 6.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement, taken as a whole, shall be true and correct, in all respects material to the validity and enforceability of this Agreement and to the Condition of the Business, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

     Section 6.2 Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

     Section 6.3 Officer’s Certificate. Seller shall have delivered to Parent a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Seller confirming the satisfaction of the conditions in Sections 6.1, 6.2 and 6.6.

     Section 6.4 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Documents.

     Section 6.5 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, Parent and Seller to perform their obligations under this Agreement and the Operative Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Documents shall have occurred.

     Section 6.6 Third Party Consents. The consents (or in lieu thereof waivers) listed in Section 6.6 of the Purchaser Disclosure Schedule and Section 7.6 of the Seller Disclosure Schedule shall have been obtained and shall be in full force and effect.

     Section 6.7 Estimate of Certain Obligations. Seller shall have delivered to Parent a certificate dated the Closing Date and executed by the Chief Financial Officer, Treasurer, Controller or other appropriate officer of the Corporation of Seller certifying Seller’s estimates of the Accrued Vacation Obligations and Deferred Revenue Obligations.

     Section 6.8 Deliveries. Seller shall have delivered to Parent the Operative Documents to which it is a party and any other instruments or documents required to be delivered by it on or prior to the Closing.

     Section 6.9 Certified Resolutions. Seller shall have furnished to Parent a certified copy of resolutions duly adopted by its Board of Directors, authorizing and approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated by it.

     Section 6.10 Transfers of Business Licenses. Subject to Section 1.9, Seller shall have executed and delivered to Parent, in forms acceptable to Parent, assignments, consents or other instruments reasonably necessary and sufficient to transfer to Purchaser all Business Licenses reasonably necessary and sufficient to permit Purchaser, in its own name and for its own benefit, to make immediate use of the Acquired Assets in the manner that each has been used in the Business.

     Section 6.11 Release of Liens. Each Person holding a Lien (other than Permitted Liens) on the Acquired Assets or any of them shall have delivered to Purchaser a release of that Lien, in form and substance acceptable to Parent.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller hereunder to sell the Acquired Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

     Section 7.1 Representations and Warranties. The representations and warranties made by Purchaser and Parent in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

     Section 7.2 Performance. Purchaser and Parent shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by each of them at or before the Closing.

     Section 7.3 Officer’s Certificate. Each of Purchaser and Parent shall have delivered to Seller a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President or any other authorized officer of Purchaser or Parent, as applicable, confirming the satisfaction of the conditions in Sections 7.1, 7.2 and 7.6.

     Section 7.4 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Documents.

     Section 7.5 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller, Purchaser and Parent to perform their obligations under this Agreement and the Operative Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Documents shall have occurred.

     Section 7.6 Third Party Consents. The consents (or in lieu thereof waivers) listed in Section 7.6 of the Seller Disclosure Schedule and Section 6.6 of the Purchaser Disclosure Schedule shall have been obtained and shall be in full force and effect.

     Section 7.7 Deliveries. Purchaser and Parent shall have delivered to Seller the Operative Documents to which each is a party and any other instruments or documents required to be delivered by it on or prior to the Closing.

     Section 7.8 Certified Resolutions. Purchaser and Parent each shall have furnished to Seller a certified copy of resolutions duly adopted by its Board of Directors, authorizing and approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated by it.

ARTICLE VIII
SURVIVAL; LIMITATION OF WARRANTIES

     Section 8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Seller, Purchaser and Parent contained in this Agreement will survive the Closing until the date eighteen months following the Closing Date, except that (a) the representations and warranties in Sections 2.2, 2.9, 2.15, 3.2 and 3.6 and the covenants and agreements contained in Sections 1.8, 11.3 and 11.5 will survive indefinitely, and (b) the representations and warranties in Sections 2.6, 2.17 and 2.18 and the covenants and agreements in Sections 1.12 and 1.13 (to the extent such covenants and agreements relate to the payment of Taxes or other expenses or the filing of Tax Returns) will survive until the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive); provided, however, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Section 11.1 will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX. Nothing in the foregoing sentence shall preclude either party from bringin t involving the entire transaction provided for in this Agreement. Furthermore, this Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

ARTICLE IX
INDEMNIFICATION

     Section 9.1 Indemnification.

     (a)  Subject to paragraph (c) of this Section and the other Sections of this Article IX, Seller shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement or any of the Operative Documents; (ii) the ownership, operation, utilization, maintenance or management of, or interest in the Acquired Assets prior to the Closing Date; or (iii) any Excluded Liabilities.

     (b)  Subject to paragraph (c) of this Section and the other Sections of this Article IX, Purchaser and Parent, jointly and severally, shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser or Parent contained in this Agreement or any of the Operative Documents; (ii) the ownership, operation, utilization, maintenance or management of, or interest in, the Acquired Assets from and after the Closing Date; or (iii) any Assumed Liabilities.

     (c)  Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under paragraph (a) or (b) of this Section 9.1:

(i)	in the case of a claim by a Purchaser Indemnified Party, unless, until and then only to the extent that the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such paragraphs in excess of $50,000 in the aggregate;

(ii)	in the case of a claim by a Purchaser Indemnified Party, for any Losses to the extent that the Purchaser Indemnified Parties have received aggregate payments in respect of claims made under such paragraphs equal to or in excess of the Purchase Price;

(iii)	with respect to any claim for indemnification thereunder, unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and (B) in any event prior to the applicable Cut-off Date;

(iv)	with respect to any Loss resulting from a misrepresentation, breach of warranty or nonfulfillment or failure to be performed of a covenant or agreement that is either (A) disclosed in a written notice, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, delivered by the Indemnifying Party to the Indemnified Party after the date of this Agreement and at or prior to the Closing or (B) otherwise actually known to the Indemnified Party prior to the Closing, if the Indemnified Party nevertheless elects to close (regardless of whether the Indemnified Party waives such misrepresentation, breach, nonfulfillment or failure in writing or otherwise);

(v)	with respect to any Loss, to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity; or

(vi)	with respect to any Loss suffered, incurred or sustained by any Purchaser Indemnified Party or to which any of them becomes subject to the extent such loss arises from or was caused by actions taken or failed to be taken by Purchaser or any of its Affiliates after the Closing;

provided that the limitations contained in clauses (i) and (ii) shall not apply to Losses arising from breach of (x) the representations contained in Sections 2.2, 2.6, 2.9, 2.15, 2.16, 2.17 and 3.6 or the agreements contained in Sections 1.8(g), 1.12, 1.13, 1.14, 4.6, or 11.5 or the payment of expenses under Sections 9.2 and 11.3 and (y) Purchaser’s and Seller’s respective obligations hereunder with respect to Assumed Liabilities and Excluded Liabilities or Losses incurred as a result of fraud.

     Section 9.2 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 9.1 will be asserted and resolved as follows:

     (a)  In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or any Affiliate of Seller or Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)	If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.2(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party or will be settled at the discretion of the Indemnifying Party with the consent of the Indemnified Party (which shall not be unreasonably withheld) in the event of a settlement by Seller in excess of the limitation set forth in Section 9.1(c)(ii) or as to which the Indemnified Party must make any admission or as to which any equitable or injunctive relief is agreed to. The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 9.2(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third

Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.2(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.1 with respect to such Third Party Claim.

(ii)	If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.2(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party with the consent of the Indemnifying Party (which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 9.2(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 9.2(a)(ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.2(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii)	If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.1 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss (subject to the limitations herein) to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 9.2(d).

     (b)  In the event any Indemnified Party should have a claim under Section 9.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss (subject to the limitations herein) to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 9.2(d).

     (c)  In the event of any Loss resulting from a misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement as to which an Indemnified Party would be entitled to claim indemnity under Section 9.1 but for the provisions of Section 9.1(c)(i), such Indemnified Party may nevertheless deliver a written notice to the Indemnifying Party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Loss. In the case of a Claim Notice, the provisions of Section 9.2(a)(i) will be applicable. If the

Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party for purposes of making the determination set forth in Section 9.1(c)(i). If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 9.2(d).

     (d)  Any dispute submitted to arbitration pursuant to this Section 9.2 shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the “Board of Arbitration”) selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet at the offices of the American Arbitration Association in Albuquerque, New Mexico or such other place as may be mutually agreed by the parties, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow the commercial rules of the American Arbitration Association as then in effect and such other rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party’s attorneys’ fees, if any, and the expenses and fees of the Board of Arbitration shall be divided between the Indemnifying Party and the Indemnified Party in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Indemnified Party bears to the portion of such claim determined not to be so payable.

     (e)  In the event of any claim for indemnity under Section 9.1(a), Purchaser agrees to give Seller and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives reasonable access to the Business Books and Records and its officers and employees engaged in the Business in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article IX and Seller agrees that all such information will be Confidential Information subject to Section 11.5.

     Section 9.3 Method of Calculating Losses. For purposes of this Article IX,

     (a)  Losses shall not include any consequential, incidental, punitive, exemplary or special damages (including, without limitation, lost profits or loss of business) unless such Losses arise as a result of fraud or willful misconduct.

     (b)  The amount of any Losses or indemnification payable pursuant to this Article IX will be net of any insurance proceeds actually received by the Indemnified Party in connection with the circumstances giving rise to the claim. The calculation of net insurance proceeds will give effect to all costs incurred by the Indemnified Party for such insurance recovery, including all costs associated with retrospective premium adjustments, experienced-based premium adjustments, and indemnification obligations. Nothing in this Section will be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Loss hereunder.

     Section 9.4 Exclusivity. After the Closing, to the extent permitted by Law and except as provided in Section 4.6 and 11.5 and except for injunctive action, the indemnities set forth in this Article IX shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

ARTICLE X
TERMINATION

     Section 10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a)  at any time before the Closing, by mutual written agreement of Seller and Parent;

     (b)  at any time before the Closing, by Seller or Parent, in the event that any Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Documents, upon notification of the non-terminating party by the terminating party; or

     (c)  at any time after March 31, 2002 by Seller or Parent upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

     Section 10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Sections 1.14, 9.2(d) and 11.3 and confidentiality in Section 11.5 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1(b) or (c), Seller will remain liable to Purchaser for any breach of Section 4.9 of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any breach of Section 5.3 of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE XI
MISCELLANEOUS

     Section 11.1 Notices. All notices, requests and other communications hereunder will be deemed to have been duly given only if delivered personally or by facsimile transmission or by an established express delivery company such as UPS or Federal Express or mailed (U.S. certified mail postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser or Parent, to:

SBS Technologies, Inc.
2400 Louisiana Blvd. NE
AFC Building 5, Suite 600
Albuquerque, New Mexico 87110
Facsimile No.: 505-875-0404
Attn: James E. Dixon, Jr., Vice President

with a copy to:

Schuler, Messersmith, Daly & Lansdowne
P. O. Box 90640
Albuquerque, NM 87199
Facsimile No.: 505-872-0900
Attn: Alison K. Schuler, Esq

If to Seller, to:

Intrusion Inc.
1101 E. Arapaho Road
Richardson, Texas 75081
Facsimile No.: (972) 301-3892
Attn: Jay Widdig

with a copy to:

Brobeck, Phleger & Harrison LLP
300 Crescent Court, Suite 1400
Dallas, Texas 75201
Facsimile No.: (214) 468-3704
Attn: Thomas R. Nelson, P.C

All such notices, requests and other communications will (i) if delivered personally or by express delivery to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon written confirmation of receipt of such transmittal, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon actual receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     Section 11.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

     Section 11.3 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Sections 1.12, 1.13, 1.14, 9.2(d) and 10.2), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

     Section 11.4 Public Announcements. At all times at or before the Closing, no party will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld, except as may be required by Law or by obligation pursuant to any listing agreement with any national securities exchange or Nasdaq or with the National Association of Securities Dealers. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Each party will also obtain the other parties’ prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

     Section 11.5 Confidentiality. In connection with this Agreement, each of the parties has disclosed and may continue to disclose to the other party information that relates to the disclosing party’s business operations, financial condition, customers, products, services or technical knowledge. Except as otherwise specifically agreed in writing by the parties, “Confidential Information” means all information concerning a party which is furnished by such party or an Affiliate or any of its respective directors, officers, employees or agents, in oral, written, visual, magnetic, electronic or other format to the other party or any of the receiving party’s Affiliates or any of its respective directors, officers, employees or agents, and which is clearly identified by the disclosing party at the time of disclosure as confidential or proprietary information, or which would reasonably be deemed to be of a confidential or proprietary nature. The terms and conditions of this Agreement and all correspondence, information and other materials disclosed during the negotiation of this Agreement will be deemed Confidential Information. Each party’s Confidential Information will remain the property of that party except as otherwise expressly provided in this Agreement, and nothing in this Agreement will be construed as granting to or conferring on a party, any rights or license to the Confidential Information of the other party. Each of the parties shall use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure or publication of its own information of a similar nature, but in no event using less than reasonable care. Each party may disclose relevant aspects of the other party’s Confidential Information to its employees, Affiliates, subcontractors and agents to the extent such disclosure is reasonably necessary for the performance of its obligations under this Agreement; provided, however, that such party shall use reasonable efforts to ensure that such employees, Affiliates, subcontractors or agents comply with these confidentiality provisions. Each party wil1 be responsible for any improper disclosure of Confidential Information by such party’s employees, Affiliates, subcontractors or agents. Neither party shall (i) make any use of the Confidential Information of the other except as contemplated by this Agreement; (ii) acquire any right in or assert any lien against the Confidential Information of the other; (iii) copy the Confidential Information of the other except as contemplated by this Agreement; or (iv) sell, assign, lease or otherwise commercially exploit the Confidential Information (or any derivative works thereof) of the other party except as contemplated by this Agreement. This Section 11.5 will not apply to any particular information that (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (iii) was in the possession of the receiving party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to it from a third-party who had a lawful right to disclose such information to it; or (v) was independently developed by the receiving party without use of the Confidential Information of the disclosing party. In addition, a party will not be considered to have breached its obligations under this Section 11.5 for disclosing Confidential Information of the other party to the extent required to satisfy any legal requirement of a competent governmental authority. The parties agree that in the event of a breach or threatened breach of confidentiality, the disclosing party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

     Section 11.6 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition; provided that a waiver executed by Parent shall be effective against Purchaser. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     Section 11.7 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     Section 11.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

     Section 11.9 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary of itself or Parent, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     Section 11.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     Section 11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     Section 11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the United States and the State of New Mexico applicable to a contract executed and performed in the State of New Mexico, without giving effect to the conflicts of laws principles of such State.

     Section 11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

SBS TECHNOLOGIES, INC., CONNECTIVITY PRODUCTS

By:	/s/ James E. Dixon
	Name:	James E. Dixon
	Title:	Secretary

SBS TECHNOLOGIES, INC.

By:	/s/ James E. Dixon
	Name:	James E. Dixon
	Title:	CFO

INTRUSION INC.

By:	/s/ Jay R. Widdig
Jay Widdig Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

ANNEX A
DEFINITIONS AND RULES OF INTERPRETATION

     Definitions. Unless the context otherwise requires, the terms defined in this Annex A have the meanings specified below for all purposes of this Agreement.

     (a)  "Accrued Vacation Obligations” means Seller’s accrued vacation obligations to the Retained Employees.

     (b)  "Acquired Assets” has the meaning ascribed to it in Section 1.1.

     (c)  "Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

     (d)  "Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person, including, with respect to Purchaser, Parent.

     (e)  "Agreement” has the meaning ascribed to it in the introductory paragraph of this Agreement.

     (f)  "Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

     (g)  "Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

     (h)  "Assumed Liabilities” has the meaning ascribed to it in Section 1.3.

     (i)  "Benefit Plan” means any Plan established by Seller, or any predecessor or Affiliate of Seller, existing at the Closing Date or at any time within the five (5) year period prior thereto, to which Seller contributes or has contributed on behalf of any current or former employee or director, or under which any employee, former employee or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

     (j) “Board of Arbitration” has the meaning ascribed to it in Section 9.2(d).

     (k)  "Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

     (l)  "Business” has the meaning ascribed to it in Preliminary Statement A.

     (m)  "Business Books and Records” has the meaning ascribed to it in Section 1.1(g).

     (n)  "Business Combination” means with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

     (o)  "Business Contracts” has the meaning ascribed to it in Section 1.1(c).

     (p)  "Business Day” means a day other than Saturday, Sunday or any day on which banks located in Dallas, Texas are authorized or obligated to close.

     (q)  "Business Licenses” has the meaning ascribed to it in Section 1.1(f).

     (r)  "Claim Notice” means written notification pursuant to Section 9.2(a) of a Third Party Claim as to which indemnity under Section 9.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

     (s)  "Closing” means the closing of the transactions contemplated by Section 1.7.

     (t)  "Closing Date” means (a) the day on which all of the conditions set forth in Articles VI and VII have been satisfied or waived, or (b) such other date as the parties mutually agree upon in writing.

     (u)  "Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     (v) “Condition of the Business” means the business, financial condition, results of operations and Assets and Properties (to the extent such Assets and Properties constitute Acquired Assets) of the Business.

     (w)  "Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, purchaser order or other contract.

     (x)  "Cut-off Date” means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided Section 9.1.

     (y)  "Deferred Revenue Obligations” has the meaning ascribed to it in Section 1.1(e).

     (z)  "Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

     (aa)  "Division” has the meaning ascribed to it in Preliminary Statement A.

     (bb)  "Division Financial Statements” has the meaning ascribed to it in Section 2.5(a).

     (cc)  "Division Lease” has the meaning ascribed to it in Section 1.14.

     (dd)  "Equipment” has the meaning ascribed to it in Section 1.1(b).

     (ee)  "ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     (ff)  "Excluded Assets” has the meaning ascribed to it in Section 1.2.

     (gg)  "Excluded Liabilities” has the meaning ascribed to it in Section 1.4.

     (hh)  "GAAP” means generally accepted accounting principles as adopted in the United States, consistently applied throughout the specified period and in the immediately prior comparable period.

     (ii)  "Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

     (jj)  "Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

     (kk) “Indemnified Party” means any Person claiming indemnification under any provision of Article IX, including without limitation a Person asserting a claim pursuant to Section 9.2(c).

     (ll)  "Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article IX, including without limitation a Person against whom a claim is asserted pursuant to Section 9.2(c).

     (mm)  "Indemnity Notice” means written notification pursuant to Section 9.2(b) of a claim for indemnity under Article IX by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

     (nn)  "Intellectual Property” means all patents and patent rights, trademarks and trademark rights, together with all reissuances, continuations, continuations in part, revisions, extensions, and examinations thereof, trade names and trade name rights, service marks and service mark rights, service names and service name rights, and copyrights and copyright rights and all related renewals, all mask works and related renewals, and all pending applications for and registrations of patents, trademarks, service marks, mask works, and copyrights.

     (oo)  "Inventory” has the meaning ascribed to it in Section 1.1(a).

     (pp)  "Key Employees” means Joseph Bradley, David Gaskill and Bradley Allen.

     (qq)  "Knowledge of Seller” means (i) the actual knowledge of any officer or director of Seller, Key Employees or other individual having control over or significant operational responsibilities of the Division; or (ii) the knowledge that should have come to the attention of any of the Key Employees in the course of discharging his duties in a reasonable and prudent manner consistent with sound business practice.

     (rr)  "Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

     (ss)  "Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

     (tt)  "Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

     (uu)  "Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

     (vv) “Loss” means any and all damages, fines, penalties, deficiencies, fees. losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

     (ww)  "Material Adverse Effect” with respect to any person means a material adverse effect on the business, financial condition or results of operations of such person and any subsidiaries of such person taken as a whole, and with respect to the Condition of the Business means a material adverse effect on the Condition of the Business, but shall not include any of the following, either alone or in combination: (i) any effect or change occurring as a result of (A) general economic or financial conditions or (B) other developments which are not unique to the Business but also affect other persons who participate or are engaged in similar lines of business; (ii) any change or effect on the Condition of the Business following the date of this Agreement resulting from a delay of, reduction in or cancellation or change in the terms of purchases from or other transactions with the Business attributable to the announcement of this Agreement or the transactions contemplated hereby; and (iii) failure of the results of operations of the Business to meet any internal or external predictions, projections, estimates or expectations.

     (xx)  "Operative Documents” has the meaning ascribed to it in Section 1.7.

     (yy)  "Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     (zz)  "Parent” has the meaning ascribed to it in the introductory paragraph of this Agreement.

     (aaa) “Permitted Lien” means (i) any Lien for Taxes not yet due; (ii) any statutory Lien or contractual landlord’s Lien or other Lien created by operation of Law arising in the ordinary course of business with respect to a Liability that is not yet due; and (iii) retention of title agreements with suppliers entered into in the ordinary course of business.

     (bbb) “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, limited liability company proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     (ccc)  "Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

     (ddd) “Proprietary Rights” has the meaning ascribed to it in Section 1.1(e).

     (eee) “Purchase Price” has the meaning ascribed to it in Section 1.5.

     (fff) “Purchaser” has the meaning ascribed to it in the introductory paragraph of this Agreement.

     (ggg) “Purchaser Disclosure Schedule” means the record delivered to Seller by Purchaser herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement.

     (hhh) “Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates.

     (iii)  "Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

     (jjj) “Retained Employees” has the meaning ascribed to it in Section 5.2.

     (kkk) “SEC” means the U.S. Securities and Exchange Commission.

     (lll) “Seller” has the meaning ascribed to it in the introductory paragraph of this Agreement.

     (mmm) “Seller Disclosure Schedule” means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

     (nnn) “Seller Financial Statements” has the meaning ascribed to it in Section 2.5(a).

     (ooo) “Seller Indemnified Parties” means Seller and its officers, directors, employees, agents and Affiliates.

     (ppp) “Tax Return” shall mean any return, statement, report or form, including, without limitation, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns required to be filed with respect to Taxes.

     (qqq) “Taxes” (and, with correlative meaning “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this sentence as a result of any express or implied obligation to indemnify any other Person or as a result of being a successor in interest to any Person.

     (rrr) “Third Party Claim” has the meaning ascribed to it in Section 9.2(a).

     (sss) “Transition Lease Period” has the meaning ascribed to it in Section 1.14.

     Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the phrase “ordinary course of business” refers to the business of Seller in connection with the Business; and (vi) the term “party” refers to Seller, on the one hand, and, collectively, Purchaser and Parent, on the other hand. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).